Exhibit 3.1

PIEDMONT OFFICE REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Third Articles of Amendment and Restatement of the Corporation (the “Charter”) are hereby amended by deleting Section 5.2 of Article V of the Charter in its entirety, and replacing it with the following:

SECTION 5.2 VOTING RIGHTS OF STOCKHOLDERS. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (i) election or removal of Directors, as provided in Sections 5.1 and 2.4 hereof; (ii) amendment of this Charter, as provided in Section 7.1 hereof; (iii) dissolution of the Company, as provided in Section 7.2 hereof; (iv) merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, as provided in Section 7.2 hereof; (v) amendment of the Bylaws; and (vi) such other matters with respect to which the Directors have adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the stockholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Senior Vice President, Associate General Counsel and Corporate Secretary on this 22nd day of May, 2018.

ATTEST:		PIEDMONT OFFICE REALTY TRUST, INC.

By:	/s/ Thomas. A. McKean	By:	/s/ Donald A. Miller, CFA
Name:	Thomas. A. McKean	Name:	Donald A. Miller, CFA
Title:	Senior Vice President, Associate General Counsel and Corporate Secretary	Title:	Chief Executive Officer and President